EXHIBIT 10.1(a)

TERM PROMISSORY NOTE

Toronto, Ontario
$68,576.00	April 30, 2012

For valuable consideration receipt of which is hereby acknowledged, Cogent Real-Time Systems, Inc., a corporation organized under the Federal laws of Canada (the “Payor” or “Cogent”), with its principal place of business at 162 Guelph Street, Suite 253, Georgetown, Ontario L7G 5X7 Canada, hereby promises to pay Andrew S. Thomas or his designee (“Payee”) at 162 Guelph Street, Suite 253, Georgetown, Ontario L7G 5X7 Canada, the principal amount of Sixty Eight Thousand Five Hundred Seventy Six Dollars (USD$68,576.00) on April 29, 2015 (the “Due Date”) with interest from the date of this term promissory note (this “Note”) at the rate equal to six percent (6%) per annum until this Note has been repaid in full. All references in this Note to dollar amounts are to United States Dollars.

All payments by the Payor on account of principal or interest on this Note shall be made in the manner and upon the terms and conditions specified in this Note to the address designated above by the Payee or to such other address as the Payee may designate in writing to the Payor (and if such payment represents the final payment, whether at maturity or otherwise, of this Note upon surrender of this Note for cancellation).

Payor shall make quarterly interest payments in arrears by the tenth (10th) day of the month immediately next following the end of each successive calendar quarter (interest payment date”); provided, however, that the first such interest payment shall be made on October 30, 2012 notwithstanding any language to the contrary in this Note.

If any of the following events (“Events of Default”) shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

(a) the Payor defaults in the payment of the interest or principal on this Note on any interest payment date or on the Due Date and such default continues for more than five (5) days after demand for payment by Payee; or

(b) the Payor makes an assignment for the benefit of creditors; or

(c) the Payor petitions or applies to any tribunal for or consents to the appointment of or taking possession by, a trustee, receiver, custodian, liquidator or similar representative of the Payor or its creditors or such tribunal, or of any substantial part of the assets of the Payor under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law (herein called the “Bankruptcy Code”) of any jurisdiction or commences a voluntary case under the Bankruptcy Code of the Province of Ontario or any proceeding relating to the Payor under the Bankruptcy Code of any other jurisdiction; or

(d) any petition or application is filed against the Payor with any tribunal for the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar representative of the Payor or its creditors or of any substantial part of the assets of the Payor, or an involuntary case under the Bankruptcy Code of the Province of Ontario or any proceeding relating to the Payor under the Bankruptcy Code of any other jurisdiction is commenced and the Payor by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and in any such case, such order, judgment or decrees remains unstayed and in effect for more than 60 days; then the entire unpaid principal this Note together with all accrued and unpaid interest, if any, shall immediately become due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Payor.

The Payor shall indemnify, pay for, and save the Payee harmless against, any liability for and any expenses arising in connection with the enforcement by the Payee of any of its rights under this Note, including all costs of collection, reasonable attorney’s fees and all cost of levy or appellate proceedings or review, or both, in case the principal or interest thereon, if any, is not paid at the Due Date, whether suit is brought or not.

The liability of the Payor hereunder shall be unconditional. No act, failure or delay by the Payee to declare a default as set forth here or to exercise any right or remedy it may have hereunder or otherwise shall constitute a waiver of its right to declare such default or to exercise any such right or remedy at such time as it shall determine in its sole discretion.

This Note may not be changed or terminated orally. Any and all notices or other communications required or permitted to be given under this Note shall be in writing and shall be deemed to have been duly given upon (i) personal delivery or (ii) on the next business day if by overnight courier service or (iii) on the third business day next following the mailing thereof by certified mail, postage prepaid, to the Payor or the Payee at the address set forth in this Note or to such other address as the Payor or the Payee may specify by written notice give as aforesaid.

No extension of time for payment of all or any part of any amount due hereunder at any time or times shall affect the liability of the Payor hereunder. The powers and remedies given hereby shall not be exclusive of any other powers or remedies available to the Payee.

This Note is intended to be performed in the Province of Ontario and shall be governed by construed and enforced in accordance with the laws of such Province applicable to agreements executed and intended to be performed in the Province without giving effect to any applicable conflicts of law principles.

Any legal action or proceeding, with respect to this Note shall be brought in the Province of Ontario in the courts of general jurisdiction located in Toronto, and the Payor accepts for itself and in respect of its property, generally and unconditionally the jurisdiction and venue of the aforesaid courts. Payor hereby irrevocably waives any venue objection it may have to any such action or proceeding arising out of or relating to this Note in any such venue and any objection on the grounds that any such action or proceeding in any such court has been brought in any inconvenient forum. Nothing herein shall affect the right or any party hereto to bring any action or proceeding against another party in the courts of other jurisdictions. The Payor irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by overnight courier or certified mail, postage prepaid, to the Payor at its address set forth in the first paragraph hereof provided that the Payee may serve process in any other manner permitted by law.

EACH PARTY HEREBY WAIVES IRREVOCABLY ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF, RELATED TO OR IN CONNECTION WITH THIS NOTE, AND THE ENFORCEMENT THEREOF, WHETHER ALLEGED IN TORT, CONTRACT OR OTHERWISE AND WHETHER ASSERTED AS A CLAIM, COUNTERCLAIM, THIRD-PARTY CLAIM OR IN ANY OTHER FORM.

IN WITNESS WHEREOF, this Note has been duly executed and delivered by Payor as of this 30th day of April, 2012.

Cogent Real-Time Systems Inc.

By:
Paul Benford